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ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE October 21, 2025

ACME UNITED REPORTS 2% INCREASE IN NET SALES FOR THE

THIRD QUARTER OF 2025

SHELTON, CT – October 21, 2025 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended September 30, 2025 were $49.1 million compared to $48.2 million in the third quarter of 2024, an increase of 2%. Net sales for the nine months ended September 30, 2025 were $149.0 million compared to $148.5 million in the same period in 2024.

Net income was $1.9 million, or $0.46 per diluted share, for the quarter ended September 30, 2025, compared to $2.2 million, or $0.54 per diluted share, for the same period in 2024, a decrease of 14% in net income and 15% in diluted earnings per share. Net income declined due to significantly lower tax expense in the third quarter of 2024, when the Company recorded a large excess tax benefit resulting from the exercise of stock options. The effective tax rate in the third quarter of 2024 was 8% compared to 22% in the same quarter of this year.

Net income for each of the nine month periods ended September 30, 2025 and 2024 was $8.3 million, or $2.03 per diluted share.

Chairman and CEO Walter C. Johnsen said, “We have continued to effectively manage through tariff-related uncertainties. Our first aid revenues increased 9% due to strong online and refill sales. Revenues from our Westcott cutting tools continued to be reduced, however, by the impact of the tariff environment on our customers, which has resulted in our customers’ cancellation of nearly all retail promotions. We are now experiencing increased promotional activity as buyers are again focused on growing sales.

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Mr. Johnsen continued, “We are pleased that Acme United’s business continued to be profitable, with operating income increasing 3%. In addition, we continue to reduce debt and, as a result of our strong balance sheet, the Company is well-positioned for growth, both internally and through acquisitions, particularly in the first aid space.”

For the three months ended September 30, 2025, net sales in the U.S. segment increased 1% compared to the same period in 2024. Sales of first aid and medical products were strong. However, sales of school and office products were lower mainly due to the cancellation of customer orders as a result of tariff uncertainty. For the nine months ended September 30, 2025, net sales in the U.S. segment decreased 1% compared to the same period in 2024.

European net sales for the three months ended September 30, 2025 increased 13% in U.S. dollars and 6% in local currency compared to the same period of 2024, mainly due to higher sales of school and office products into the ecommerce channel. Net sales for the nine months ended September 30, 2025 increased 1% in U.S. dollars and decreased 2% in local currency compared to the same period of 2024.

Net sales in Canada for the three months ended September 30, 2025 increased 5% in U.S. dollars and 7% in local currency compared to the same period in 2024. Net sales for the nine months ended September 30, 2025 increased 14% in U.S. dollars and 16% in local currency compared to the first nine months of 2024. The increases in sales for both periods were due to strong sales of first-aid products.

Gross margin was 39.1% in the three months ended September 30, 2025 versus 38.5% in the same period last year. Gross margin was 39.8% for the nine-month period ended September 30, 2025 compared to 39.0% for the same period in 2024.

The Company’s bank debt less cash as of September 30, 2025 was $23.1 million compared to $26.7 million as of September 30, 2024. During the twelve-month period ended September 30, 2025, the Company distributed approximately $2.3 million in dividends on its common stock and generated approximately $11.1 million in free cash flow, before the

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purchase for cash of a new $6 million facility in Tennessee in July 2025 to expand the Company’s Spill Magic business.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Tuesday, October 21, 2025, at 12:00 p.m. ET. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13756138. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such

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forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of volatility in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies of the United States or foreign governments and their impact on demand for our products and our competitive position, including the imposition of new tariffs, changes in existing tariff rates or the threat of any such action;*1(iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2025
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2025	September 30, 2024

Net sales	$49,063	$48,166
Cost of goods sold	29,868	29,602
Gross profit	19,195	18,564
Selling, general and administrative expenses	16,188	15,638
Operating income	3,007	2,926
Interest expense	451	568
Interest income	(29)	(33)
Net interest expense	422	535
Other expense (income), net	146	(17)
Income before income tax expense	2,439	2,408
Income tax expense	536	182
Net income	$1,903	$2,226

Shares outstanding - basic	3,802	3,726
Shares outstanding - diluted	4,168	4,104

Earnings per share - basic	$0.50	$0.60
Earnings per share - diluted	0.46	0.54

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2025
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2025	September 30, 2024

Net sales	$149,018	$148,547
Cost of goods sold	89,756	89,960
Gross profit	59,262	58,587
Selling, general and administrative expenses	47,438	46,728
Operating income	11,824	11,859
Interest expense	1,310	1,622
Interest income	(88)	(105)
Net interest expense	1,222	1,517
Other income, net	(44)	(90)
Income before income tax expense	10,646	10,432
Income tax expense	2,338	2,117
Net income	$8,308	$8,315

Shares outstanding - basic	3,781	3,686
Shares outstanding - diluted	4,091	4,087

Earnings per share - basic	$2.20	$2.26
Earnings per share - diluted	2.03	2.03

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2025
(Unaudited)

Amounts in $000's
	September 30, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$5,146	$5,702
Accounts receivable, net	30,034	31,349
Inventories	60,163	55,990
Prepaid expenses and other current assets	3,363	5,733
Total current assets	98,706	98,774

Property, plant and equipment, net	38,691	30,892

Operating lease right of use asset	7,261	4,808
Intangible assets, less accumulated amortization	18,476	22,810
Goodwill	9,908	8,189
Total assets	$173,042	$165,473

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,488	$7,008
Operating lease liability - short term	1,427	1,550
Mortgage payable - short term	450	433
Other current liabilities	13,722	13,403
Total current liabilities	22,087	22,394

Long-term debt	18,255	22,018
Mortgage payable - long term	9,556	9,970
Operating lease liability - long term	5,900	3,357
Deferred income taxes	1,465	899
Other non-current liabilities	15	518
Total liabilities	57,278	59,156
Total stockholders' equity	115,764	106,317
Total liabilities and stockholders' equity	$173,042	$165,473